                                                                 EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                            ATC GROUP SERVICES INC.
                                      AT
                             $12.00 NET PER SHARE
                                      BY
                               ACQUISITION CORP.
                            A CORPORATION FORMED BY
                 WPG CORPORATE DEVELOPMENT ASSOCIATES V, L.P.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 21, 1998, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE ("SHARES"), OF ATC GROUP SERVICES INC. (THE "COMPANY") CONSTITUTING A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES), (II) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, (III) SATISFACTION OF THE FINANCING CONDITION (AS DEFINED BELOW) AND (IV) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 26, 1997, AMONG ACQUISITION HOLDINGS, INC., ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT (EACH AS DEFINED BELOW), HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO, ADEQUATE, AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                             ---------------------

                                   IMPORTANT

  Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in
Section 2, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 2.

  Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                             ---------------------
                     The Dealer Manager for the Offer is:

                                BT ALEX. BROWN

                               DECEMBER 4, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
INTRODUCTION.............................................................   3
 1.Terms Of The Offer....................................................   4
 2.Procedure For Tendering Shares........................................   7
 3.Withdrawal Rights.....................................................   9
 4.Acceptance For Payment And Payment For Shares.........................  10
 5.Certain Federal Income Tax Consequences...............................  11
 6.Price Range Of Shares; Dividends......................................  12
 7.Certain Effects Of The Transaction....................................  12
 8.Certain Information Concerning The Company............................  13
 9.Certain Information Concerning the WPG Fund, the WPG Overseas Fund,
     Parent and the Offeror..............................................  17
10.Source And Amount Of Funds............................................  18
11.Background Of The Offer; Past Contacts, Transactions Or Negotiations
 With The Company........................................................  21
12.Purpose Of The Offer and the Merger; Plans For The Company............  22
13.The Merger Agreement..................................................  23
14.Dividends And Distributions...........................................  30
15.Certain Conditions Of The Offer.......................................  31
16.Certain Legal Matters.................................................  32
17.Fees And Expenses.....................................................  34
18.Miscellaneous.........................................................  34
ANNEX I. CERTAIN INFORMATION CONCERNING THE MANAGING MEMBERS OF WPG
 PARTNERS II, THE GENERAL PARTNERS OF THE WPG OVERSEAS FUND AND THE
 DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE OFFEROR.............. A-1

To The Holders Of Common Stock of ATC Group Services Inc.:

                                 INTRODUCTION

  Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Acquisition Holdings, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of ATC Group Services Inc., a Delaware corporation (the "Company"), at a purchase price of $12.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of BT Alex. Brown Incorporated (the "Dealer Manager"), Bankers Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer.

  Parent was formed, and is currently wholly owned, by WPG Corporate Development Associates V, L.P., a Delaware limited partnership (the "WPG Fund"), in connection with the Offer and the transactions contemplated thereby. WPG Corporate Development Associates V (Overseas), L.P., a Cayman Islands exempted limited partnership (the "WPG Overseas Fund") and an affiliate of the WPG Fund, will, on or prior to the Merger referred to below, acquire approximately 13% of the equity capital of Parent. The Offeror is wholly owned by Parent. For information concerning the WPG Fund and the WPG Overseas Fund, see Section 9.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER ARE FAIR TO, ADEQUATE, AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF THE COMPANY CONSTITUTING A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES) (THE "MINIMUM CONDITION"), (ii) EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), (iii) THE OFFEROR HAVING OBTAINED FINANCING IN AMOUNTS SUFFICIENT TO CONSUMMATE THE OFFER AND THE MERGER INCLUDING, WITHOUT LIMITATION (a) TO PAY, WITH RESPECT TO ALL COMMON STOCK IN THE MERGER, THE MERGER CONSIDERATION (AS DEFINED HEREIN),
(b) TO REFINANCE CERTAIN OUTSTANDING INDEBTEDNESS OF THE COMPANY, (c) TO PAY ANY FEES AND EXPENSES IN CONNECTION WITH THE OFFER AND THE MERGER OR THE FINANCING THEREOF AND (d) TO PROVIDE FOR THE WORKING CAPITAL NEEDS OF THE COMPANY FOLLOWING THE MERGER, INCLUDING, WITHOUT LIMITATION, IF APPLICABLE, LETTERS OF CREDIT (THE "FINANCING CONDITION") AND (iv) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  LEHMAN BROTHERS INC., THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE SPECIAL COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION THAT, AS OF THE DATE OF SUCH OPINION, THE CONSIDERATION TO BE OFFERED TO THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF SUCH OPINION IS CONTAINED IN THE COMPANY'S STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING DISTRIBUTED TO THE COMPANY'S STOCKHOLDERS.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 26, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Offeror will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

  The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. If the Offeror acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Offeror would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

  The Merger Agreement is more fully described in Section 13. The Company has informed the Offeror that, as of November 12, 1997, there were 7,930,107 Shares issued and outstanding, 750,070 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Options") and 1,090,407 Shares issuable upon the exercise of certain outstanding Warrants (as defined herein). Based upon the foregoing, the Offeror believes that approximately 4,885,293 Shares constitute a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Minimum Condition will be satisfied if at least 4,885,293 Shares, (approximately 50.00% plus one share of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date (as defined herein). However, the actual number of Shares that would satisfy the Minimum Condition will depend on the facts as they exist on the date of purchase. If the Minimum Condition is satisfied and the Offeror accepts for payment Shares tendered pursuant to the Offer, the Offeror will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in
Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on January 21, 1998, unless and until the Offeror shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE FINANCING CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HSR ACT AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 15.

  In the Merger Agreement the Offeror has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, the Offeror may extend the Offer (a) if at the scheduled or extended Expiration Date any of the conditions to the Offeror's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer,
(c) from time to time until two business days after the expiration of the waiting period under the HSR Act and (d) for a period of not more than 15 business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date if, immediately prior to such Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares (on a fully diluted basis). In addition, the Offeror shall be obligated to extend the Offer, if at the scheduled Expiration Date any of the conditions to the Offeror's obligation to accept shares for payment capable of satisfaction shall not have been satisfied or waived, until the satisfaction or waiver thereof; provided, however, that there shall be no such obligation to extend the Offer beyond the 60th business day after the commencement of the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

  In addition, the Offeror has agreed in the Merger Agreement that it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to or modify (other than waive) the conditions set forth in Section 15, (d) change the form of the consideration payable in the Offer, (e) extend the Offer, except as provided in the Merger Agreement, (f) amend any other term of or add any new term to the Offer in any manner materially adverse to the Company's stockholders or
(g) waive the Minimum Condition.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Offeror reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 15 hereof shall have occurred to, (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE OFFEROR EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by 12:00 midnight, New York City time, on January 21, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission to, (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive any or all of the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn,
(c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  There can be no assurance that the Offeror will exercise its right to extend the Offer beyond any required extensions. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-l(d) under the Exchange Act, requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Offeror extends the Offer or if the Offeror is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Offeror, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Offeror to delay the payment for Shares that the Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  Consummation of the Offer is conditioned upon the satisfaction of the Minimum Condition and the Financing Condition, the expiration or termination of all waiting periods imposed by the HSR Act and the other conditions set forth in Section 15. Subject to the terms and conditions contained in the Merger Agreement, the Offeror reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Offeror waives or amends the Minimum Condition (which action may not be taken without the Company's consent) during the last five business days during which the Offer is open, the Offeror will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending on the materiality of the waiver.

  The Company has provided the Offeror with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  The Offeror is not offering to purchase any of the options or warrants to acquire Shares. The Merger Agreement provides that the Company will amend its Stock Option Plans (as defined herein) to provide that all outstanding, unexercised Options (as defined herein) shall be immediately excercisable and that if the optionees do not exercise their unexercised Options prior to the effectiveness of the Merger, each optionee shall receive, in settlement of each Option held by the optionee, a "cash amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the option immediately prior to the effectiveness of the Merger. The Company shall use its commercially reasonable efforts to amend the Stock Option Plans to provide that each Option shall terminate no later than the effectiveness of the Merger. The cash amount payable for each Option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of each such Option and (ii) the number of previously unexercised Shares covered by each Option. Pursuant to the Merger Agreement, the Company is required to provide notice of the above amendments to the Stock Option Plans to participants in its Stock Option Plans. Except as may otherwise be agreed to by Parent or the Offeror and the Company, the Company shall use its commercially reasonable efforts so that its Stock Option Plans shall terminate as of the effectiveness of the Merger and the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the effective time of the Merger (the "Effective Time"). The Company shall use its commercially reasonable efforts so that following the Effective Time of the Merger no holder of Options will have any right to receive Shares upon exercise of an Option. See Section 13, "The Merger Agreement--Options; Warrants."

  The holders of the Warrants (as defined herein) shall be entitled either to exercise their Warrants for Shares in accordance with the applicable agreement under which such Warrants were issued and tender such Shares in the Offer or upon execution and delivery to the Company of a cancellation agreement in form and substance reasonably satisfactory to the Company, to receive from the Company at the Effective Time a "cash amount" equal to the product of (i) the Merger Consideration minus the exercise price per share of each such Warrant and (ii) the number of unexercised Shares covered by each such Warrant.

2. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined herein), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

  DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates evidencing unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which The Nasdaq Stock Market, Inc.'s National Market ("NASDAQ") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. DELIVERY OF THIS LETTER OF TRANSMITTAL AND ACCOMPANYING SHARES WILL BE DEEMED EFFECTIVE AND RISK OF LOSS WITH RESPECT TO SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) WILL PASS ONLY WHEN SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) ARE ACTUALLY RECEIVED BY THE DEPOSITARY.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. Subject to the terms of the Merger Agreement and applicable law, the Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, the WPG Fund, the WPG Overseas Fund, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 26, 1997). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 26, 1997), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

3. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after February 2, 1998. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 3, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the WPG Fund, the WPG Overseas Fund, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 2.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in
Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 2, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 3 above and as otherwise required by

Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss, in the case of an individual, will be taxable at a maximum rate of 28% if the holder held the Shares for more than one year but not more than eighteen months or at a maximum rate of 20% if the holder held the Shares for more than eighteen months, on the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 2. Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are traded on NASDAQ under the symbol ATCS. Prior to August 23, 1995, the Shares were listed on the NASDAQ Small Cap Market under the symbol ATCE. The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ as reported by the Company in its 1997 Annual Report on Form 10-K with respect to the fiscal years ended February 29, 1996 and February 28, 1997, and as reported by published financial sources with respect to periods after February 28, 1997. Price information with respect to periods prior to August 23, 1995 does not represent actual transactions.

                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ended February 29, 1996:
     First Quarter............................................... $18.38 $ 8.88
     Second Quarter (through August 22, 1995).................... $15.75 $13.25
     Second Quarter (August 23 through August 31, 1995).......... $15.13 $13.75
     Third Quarter............................................... $17.00 $12.00
     Fourth Quarter.............................................. $13.50 $10.50
   Fiscal Year Ended February 28, 1997:
     First Quarter............................................... $15.88 $11.88
     Second Quarter.............................................. $15.38 $12.25
     Third Quarter............................................... $13.75 $10.38
     Fourth Quarter.............................................. $10.63 $ 7.25
   Year Ending February 28, 1998:
     First Quarter............................................... $11.50 $ 7.88
     Second Quarter.............................................. $12.00 $10.63
     Third Quarter (through November 26, 1997)................... $13.06 $10.56

  On October 16, 1997, the last full day of trading prior to the public announcement by the Company of the Offeror's offer to purchase all outstanding Shares at $12.00 per Share, the closing price per Share as reported on NASDAQ was $12.00. On November 26, 1997, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on NASDAQ was $11.06. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN EFFECTS OF THE TRANSACTION.

  Market for the Shares. The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror.

  NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in NASDAQ, which require that an issuer have at least 100,000 publicly held shares with a market value of at least $200,000, held by at least 300 shareholders, and have at least two registered market makers. If these standards are not met, the Shares might nevertheless continue to be quoted in the over-the-counter "additional list" or in one of the "local lists", but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000 or there are not at least two registered and active market makers for the Shares, the Shares would no longer be "qualified" for NASDAQ reporting and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. In the event the Shares were no longer eligible for NASDAQ quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. According to the Company, as of November 12 , 1997, there were approximately 583 holders of record of Shares and 7,083 beneficial owners of Shares and as of November 12, 1997, there were 7,930,107 Shares outstanding.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  If the registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, any affiliate of the Offeror nor the Dealer Manager or Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or its affiliates.

  The Company is a corporation organized under the laws of Delaware with its principal executive offices located at 104 East 25th Street, New York, New York 10010. The Company is a specialized provider of technical and project management services, primarily including environmental consulting and engineering services and information technology services to businesses and governmental agencies at the federal, state and local levels.

  Recent Developments. The Offeror has been advised by the Company of the following: (i) On November 26, 1997, the Company completed the purchase of all of the outstanding stock of Bing Yen & Associates ("Bing Yen") for a total purchase price of $5.4 million. Bing Yen provides geotechnical and forensic structural services to a wide variety of clients in the western United States;
(ii) On November 4, 1997, the Company purchased for approximately $1.5 million all the outstanding stock of Environmental Warranty, Inc. ("EWI"), a managing general agent for a major insurance company. EWI sells insurance products covering environmental liabilities to large property owners and municipal government clients; and (iii) On August 20,
1997, the Company purchased certain assets and assumed certain liabilities of the environmental consulting and engineering services of Smith Technology Corporation, which operated primarily as BCM Engineers, Inc. ("BCM") for a purchase price of $12.5 million.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's 1997 Form 10-K. More comprehensive financial information is included in such Form 10-K and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such Form 10-K and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "--Available Information."

                            ATC GROUP SERVICES INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FOR YEARS ENDED FEBRUARY 28 (29),
                                           ------------------------------------
                                               1997        1996        1995
                                           ------------ ----------- -----------
   STATEMENT OF OPERATIONS DATA
     Revenues............................. $    113,855 $    44,965 $   36,272
     Income before income taxes...........       10,398       5,671      5,301
     Net income...........................        6,308       3,866      3,257
     Net earnings (loss) per share........          .74         .54        .56
                                           AS OF FEBRUARY 28 (29),
                                           ------------------------
                                               1997        1996
                                           ------------ -----------
   BALANCE SHEET DATA
     Total current assets.................       45,444      31,312
     Total assets.........................       86,294      46,685
     Total current liabilities............       17,743       6,335
     Long-term debt (less current maturi-
      ties)...............................       22,123         362
     Total stockholders' equity...........       45,439      39,192

  Certain Projections. To the knowledge of Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with a proposed sale of the Company, certain employees of the Company prepared certain financial projections in early fiscal 1997 and furnished copies thereof to Parent and the Offeror in September 1997. Neither Parent, the Offeror nor the Company verified the accuracy of such financial forecasts and neither the Parent nor the Offeror relied on them in evaluating whether or not to proceed with the Offer.

  The projections presented in the tables below (the "Projections") are derived or excerpted from the financial forecasts provided to Parent and the Offeror in September 1997 by certain employees of the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections should be read together with the other information contained in this Section 8.

                 PRELIMINARY FORECASTS PREPARED EXCLUSIVELY BY
                     CERTAIN EMPLOYEES OF THE COMPANY (1)
                        WITHOUT FUTURE ACQUISITIONS (2)
                             (DOLLARS IN MILLIONS)

                                              FOR YEARS ENDED FEBRUARY 28 (29),
                                             -----------------------------------
                                                1997        1998P       1999P
                                             ----------- ----------- -----------
   Sales.................................... $     113.9 $     133.5 $     140.8
   Net income...............................         6.3         6.0         6.8

--------
(1) Preliminary forecasts were prepared in early fiscal 1997 by certain employees of the Company and were not independently verified by Parent or the Offeror.
(2) Only includes acquisitions completed as of February 1997. Does not include subsequent acquisitions such as BCM, EWI or Bing Yen.

                 PRELIMINARY FORECASTS PREPARED EXCLUSIVELY BY
                     CERTAIN EMPLOYEES OF THE COMPANY (1)
                         WITH FUTURE ACQUISITIONS (2)
                             (DOLLARS IN MILLIONS)

                                              FOR YEARS ENDED FEBRUARY 28 (29),
                                             -----------------------------------
                                                1997        1998P       1999P
                                             ----------- ----------- -----------
   Sales.................................... $     113.9 $     151.7 $     206.4
   Net income...............................         6.3         8.5        14.1

--------
(1) Preliminary forecasts were prepared in early fiscal 1997 by certain employees of the Company and were not independently verified by the Company, Parent or the Offeror.
(2) For fiscal 1998, projections assume BCM is acquired as of October 1, 1997, Bing Yen is acquired as of July 1, 1997 and EWI is acquired as of June 1, 1997. In fiscal 1999, projections reflect the assumed financial impact of two hypothetical acquisitions, including an assumed $25 million increase in sales.

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND THE OFFEROR. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY CERTAIN EMPLOYEES OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING HYPOTHETICAL ACQUISITION ASSUMPTIONS AND ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE OFFEROR, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  Available Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site on the internet at http://www.sec.gov. Such material should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING THE WPG FUND, THE WPG OVERSEAS FUND, PARENT AND THE OFFEROR

  The Offeror, a Delaware corporation, is a wholly owned subsidiary of Parent. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. It is not anticipated that, prior to the consummation of the Offer and the Merger, the Offeror or Parent will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The principal executive office of the Offeror is located c/o Weiss, Peck & Greer, L.L.C., One New York Plaza, 30th Floor, New York, New York 10004.

  Parent, a Delaware corporation, is a holding company and has not conducted any business other than that incident to its formation and the execution and delivery of the Merger Agreement. The common stock of Parent is currently owned 100% by the WPG Fund, but it is anticipated that the WPG Overseas Fund will purchase approximately 13% of the equity of Parent prior to the Merger. The principal executive office of Parent is located c/o Weiss, Peck & Greer, L.L.C., One New York Plaza, 30th Floor, New York, New York 10004.

  The WPG Fund, a Delaware limited partnership, is a private investment fund headquartered in New York. The sole general partner of the WPG Fund is WPG Private Equity Partners II, L.L.C., a Delaware limited liability company ("WPG Partners II"). The offices of each of the WPG Fund and WPG Partners II are located c/o Weiss, Peck & Greer, L.L.C., One New York Plaza, 30th Floor, New York, New York 10004.

  The WPG Overseas Fund, a Cayman Islands exempted limited partnership, is a private investment fund headquartered in Grand Cayman Islands, British West Indies. The general partners of the WPG Overseas Fund are WPG Private Equity Partners II (Overseas), L.L.C., a Delaware limited liability company ("WPG Partners II (Overseas)"), and WPG CDA V (Overseas), Ltd., a Cayman Islands limited corporation ("WPG CDA V (Overseas)"). The offices of each of the WPG Overseas Fund and its general partners are located c/o BankAmerica Trust and Banking Corporation (Cayman) Limited, BankAmerica House, Fort Street, Georgetown, Grand Cayman Island, British West Indies.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of the (i) managing members of WPG Partners II and WPG Partners II (Overseas) and (ii) the directors and executive officers of Parent, the Offeror and WPG CDA V (Overseas) are set forth in Annex I to this Offer to Purchase.

  The WPG Fund and the WPG Overseas Fund intend to offer members of the management buyout team from the Company, led by Nicholas J. Malino and Christopher P. Vincze (the "Management Team"), an opportunity to acquire an equity interest in Parent or in the Surviving Corporation. While general discussions have been held with certain members of the Management Team, and it is expected that senior executive and operating management will be offered equity ownership in an aggregate amount of approximately $2.5 million, no decisions have been made at this time, either as to the identity of the persons who may be offered the opportunity to invest in Parent or in the Surviving Corporation or as to the precise nature of any equity interest any members of the Management Team may be offered. If and to the extent members of the Management Team are given the opportunity to, and do, invest in such equity, the equity interests of the WPG Fund and the WPG Overseas Fund in Parent or in the Surviving Corporation would be reduced on a pro rata basis.

  Pursuant to the Stockholders Agreement, dated as of October 17, 1997, among Parent and the stockholders who are parties thereto, granting Parent an irrevocable proxy with respect to the voting of 1,170,030 Shares in favor of the Merger, Parent may be deemed beneficially to own such Shares, representing 14.99% of the issued and outstanding Shares. Each of the Offeror, Parent, the WPG Fund and the WPG Overseas Fund disclaims beneficial ownership of such shares. Except as described in this Offer to Purchase, none of the Offeror, Parent, the WPG Fund, the WPG Overseas Fund or, to the best knowledge of the Offeror, any of the persons listed in Annex I to this Offer to Purchase owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Pursuant to the Stockholders Agreement, Parent has agreed to cause the Company, on the one hand, and each of George Rubin, Chairman of the Board of Directors of the Company, and Morry F. Rubin, President, Chief Executive Officer and a director of the Company, on the other hand (together, the "Rubins"), have agreed to enter into a Severance, Consulting and Non-Competition Agreement (collectively, the "Severance Agreements") at the time of the Merger pursuant to which the Rubins would resign as employees of the Company on and as of the effectiveness of the Merger. The Rubins will resign as directors of the Company at the time of the completion of the Offer. Under the Severance Agreements the Rubins would be required, for a period of three years following the effective date of the Merger, to perform consulting services as requested by the Company. The Severance Agreements would also restrict the Rubins, for periods ranging from three to four years, from (i) competing in any aspect of the Company's business as conducted on the effective date of the Merger anywhere in the United States; (ii) requesting or causing any employee of the Company to terminate employment with the Company;
(iii) competing with ATC InSys Inc. or 3D Information Services, Inc. anywhere in the State of the New Jersey or soliciting certain customers of ATC InSys Inc. within New York City. In consideration for these agreements, the Company would be required to pay to each of the Rubins $1,550,000 upon the effective date of the Merger and $276,715 on the first day of each calendar quarter thereafter, commencing on the first such day that occurs at least one month following the effective date of the Merger and terminating with the sixth such payment; and to continue for an agreed-upon time certain benefits currently provided by the Company.

  Except as set forth in this Offer to Purchase, none of the Offeror, Parent, the WPG Fund, the WPG Overseas Fund or, to the best knowledge of the Offeror, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the WPG Fund, the WPG Overseas Fund, the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the WPG Fund, the WPG Overseas Fund, the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

  The Offer is conditioned upon, among other things, the Offeror receiving the proceeds of financing pursuant to the Commitment Letter and as described in the Highly Confident Letter (both as defined below) or involving such other financing sources as Parent and the Company shall reasonably agree and are not materially more onerous, in amounts sufficient to consummate the Offer and the Merger, including without limitation, (i) to pay the Merger Consideration with respect to all Shares in the Offer and the Merger, (ii) to refinance certain outstanding indebtedness of the Company, (iii) to pay for any fees and expenses in connection with the Offer and the Merger or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit.

  Parent and the Offeror estimate that the total amount of funds required by the Purchaser to (i) purchase all of the Shares pursuant to the Offer and finance the Merger Consideration, (ii) refinance certain existing indebtedness of the Company, (iii) pay fees and expenses incurred in connection with the Offer and the Merger and (iv) provide additional working capital for the Company will be approximately $157 million. Of these funds, it is anticipated that (i) approximately $2.5 million will be obtained from an equity contribution by the Management Team and certain Company employees (including the rollover of the Offer proceeds with respect to Shares and options to acquire Shares owned by certain members of the Management Team into capital stock of the Surviving Corporation) (the "Management Equity Contribution"),
(ii) approximately $22 million will be
obtained from an equity contribution from the WPG Fund and approximately $3 million will be obtained from an equity contribution from the WPG Overseas Fund (both equity contributions, together with the Management Equity Contribution, the "Equity Contributions"), (iii) approximately $100 million will be obtained from the proceeds of an offering (the "Note Offering") of Senior Subordinated Notes Due 2008 of the Offeror (the "Notes") pursuant to Rule 144A of the Securities Act, to become obligations of the Surviving Corporation, the anticipated principal terms of which are described below,
(iv) approximately $9.0 million will be financed through a $30 million revolving credit facility (the "Revolving Credit Facility"), the principal terms of which are described below, and (v) approximately $20 million will be available pursuant to a term loan facility (the "Term Loan Facility"), the terms of which are described below. The Revolving Credit Facility and Term Loan Facility are referred to collectively as the "Senior Secured Financing." The WPG Fund has received a letter from BT Alex. Brown Incorporated ("BTAB") dated November 25, 1997 (the "Highly Confident Letter") indicating that, based upon market conditions existing at the time of delivery of the Highly Confident Letter and subject to certain terms and conditions, BTAB was highly confident of its ability to sell or place the Notes. The Highly Confident Letter is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 of the Offeror filed on December 4, 1997 and is available for inspection and copying by any Stockholder of the Company, or representative of such Stockholder who has been so designated in writing, at the principal executive offices of the Company. Additionally, the WPG Fund has received a letter dated November 26, 1997 (the "Commitment Letter") from Bankers Trust Company ("BTCo") stating that, subject to the conditions set forth in such letter, BTCo has committed to provide the Senior Secured Financing.

  The Note Offering. In connection with the Offer and the Merger, the Offeror will issue and sell at least $100 million aggregate principal amount of debt securities of the Offeror through the Note Offering. The following description of the Highly Confident Letter is qualified in its entirety by reference to the actual terms of the Highly Confident Letter. The interest rate on the Notes, and the other terms of the Notes, will depend upon interest rate and market conditions at the time the Notes are placed. However, it is anticipated that the Notes will have the following features: (i) a maturity of ten years from issue date, (ii) be subordinated to all senior indebtedness of the Company, including the Senior Secured Financing, and senior to any subordinated indebtedness of the Company (in each case after consummation of the Merger and assumption of the obligations under the Notes by the Surviving Corporation), (iii) have semiannual interest payment dates beginning in 1998,
(iv) have non-call and redemption provisions to be determined, (v) have subsequent registration rights and (vi) have such other or different terms as the Offeror agrees. The Notes will also contain covenants that are customary for similar transactions and financings including restrictions on dividends, stock repurchases, liens, indebtedness, affiliate transactions, asset sales and mergers. The Highly Confident Letter states that BTAB's conclusion is subject to specified customary conditions.

  Revolving Credit Facility. The WPG Fund has obtained a commitment from BTCo to make available to the Company the Revolving Credit Facility. The final maturity of the Revolving Credit Facility will be five years from the closing date of the Merger, with all loans made thereunder to be repaid as a bullet payment on such date and with all letters of credit issued thereunder to terminate by such date. The Revolving Credit Facility is expected to be used in the future for general working capital purposes and general corporate purposes, although a portion may be used to effect the refinancing of certain existing indebtedness and to pay fees and expenses incurred in connection with the Offer and the Merger and related financings. Parent and each direct and indirect subsidiary of the Company (collectively, the "Guarantors") will provide unconditional guaranties of all amounts owing under the Revolving Credit Facility. Additionally, the Revolving Credit Facility will be secured by (i) a first priority perfected pledge of all (a) notes owned by the Company and the Guarantors and (b) all capital stock owned by the Company and the Guarantors (excluding all Shares purchased pursuant to the Offer, it being understood that all shares of capital stock of the Surviving Corporation shall be required to be pledged only from and after the consummation of the Merger) and (ii) a first priority perfected security interest in all other assets owned by the Company and the Guarantors, subject to certain exceptions (collectively, the "Collateral"). Loans made under the Revolving Credit Facility may be maintained from time to time as (i) base rate loans, which will bear interest at the Applicable Margin (as defined below) plus the base rate in effect from time to time or (ii) reserve adjusted Eurodollar ("RAE") loans, which will bear interest at the Applicable Margin (as defined below) plus the Eurodollar rate (adjusted for maximum reserves) as determined by BTCo for the respective interest period. A commitment fee will be paid with respect to the unutilized total commitment under the Revolving Credit Facility in an amount equal to 50 basis points per annum, payable quarterly and upon the termination of the Revolving Credit Facility. The Company will also pay customary funding and letter of credit fees. "Applicable Margin" shall mean a percentage per annum equal to
(i) in the case of base rate loans, 1.25% and (ii) in the case of RAE loans, 2.25%. The Applicable Margin will be adjusted quarterly based on a leverage formula to be agreed upon.

  Loans made under the Revolving Credit Facility may be prepaid voluntarily by the Company at any time without premium or penalty, subject to customary breakage costs associated with RAE loans. The Company will be required to repay loans made under the Revolving Credit Facility with (i) 100% of the net proceeds from asset dispositions, (i) 100% of the net proceeds of issuances of indebtedness, (iii) 100% of the net proceeds from insurance recovery and condemnation events, (iv) 50% of the net proceeds from equity issuances and capital contributions and (v) 75% of annual excess cash flow in respect of the first year of the Senior Secured Financing and 50% of annual excess cash flow for each year thereafter, in each case with certain customary exceptions. In addition, to the extent the aggregate principal amount of all outstanding loans made under the Revolving Credit Facility exceeds the total Revolving Credit Facility commitment, the Company will be required to make a prepayment in the amount of such excess.

  The Revolving Credit Facility will contain certain affirmative and negative covenants customary for this type of facility. The covenants will impose limitations upon, among other things, the ability of the Company and its subsidiaries to (i) incur liens; (ii) merge, consolidate or acquire or dispose of assets; (iii) incur other indebtedness; (iv) engage in certain transactions with affiliates and form subsidiaries; (v) make investments or enter into joint ventures and partnerships; (vi) enter into sale-leaseback transactions or make lease payments; (vii) pay dividends; (viii) make voluntary prepayments of or amend other debt; (ix) make capital expenditures and (x) amend their organizational documents. The covenants also will include certain financial covenants customary for a transaction of this type.

  The Revolving Credit Facility will include representations and warranties from the Offeror, Parent and the Company that are customary for this type of financing.

  The Revolving Credit Facility will include conditions precedent typical for this type of credit facility, including, without limitation, (i) for the initial loans, (a) the consummation of the Merger, (b) the receipt by Parent of at least $27.5 million from the Equity Contributions and the contribution of the Equity Contributions to the Offeror in exchange for 100% of the common stock of the Offeror, (c) the receipt by the Offeror of gross cash proceeds of either $100 million from the issuance of the Notes, (d) receipt by BTCo of customary opinions of counsel, (e) the absence of any occurrence which has, or could reasonably be expected to have, a material adverse effect on the business, property, assets, operations, liabilities, condition (financial or otherwise) or prospects of the Offeror, Parent, the Company or the Company and its subsidiaries taken as a whole, and (ii) for all loans, (a) the absence of any default or event of default under the Revolving Credit Facility or the Term Loan Facility and (b) the continued material accuracy of the representations and warranties.

  The Revolving Credit Facility will include customary events of default typical for this type of financing, including, without limitation, a default on a change in control of the Offeror, Parent or the Company. The Revolving Credit Facility will include certain other customary provisions, including, without limitation, indemnification rights for the Indemnified Parties (as defined in the Commitment Letter), expense payment undertakings and other terms as agreed upon by the parties.

  All commitments in respect of the Revolving Credit Facility will terminate on February 28, 1998, unless (i) definitive documents for the Revolving Credit Facility and the Term Loan Facility have been executed and delivered and (ii) the Offer, the Merger and the refinancing of certain indebtedness of the Company have been consummated, in each case before such date.

  Term Loan Facility. The WPG Fund has obtained a commitment from BTCo to make available to the Company the Term Loan Facility, which will be in the amount of $20 million. The Term Loan Facility will mature on the fifth anniversary after the closing of the Merger. The Term Loan Facility is expected to be used to refinance certain existing indebtedness of the Company. The Guarantors will provide unconditional guaranties of all amounts owing under the Term Loan Facility. Additionally, the Term Loan Facility (and all obligations of the Guarantors) will be secured by the Collateral. Loans made under the Term Loan Facility may be maintained from time to time as (i) base rate loans, which will bear interest at the Applicable Margin plus the base rate in effect from time to time or (ii) RAE loans, which will bear interest at the Applicable Margin plus the Eurodollar rate (adjusted for maximum reserves) as determined by BTCo for the respective interest period.

  The Term Loan Facility will also include voluntary and mandatory pre-payment and repayment terms, commitment termination provisions, representations and warranties, the conditions precedent, covenants, events of default and additional provisions that are substantially similar to those in the Revolving Credit Facility.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  On August 5, 1997, the management of the WPG Fund received an inquiry, through Chadbourne & Parke LLP, counsel to the WPG Fund, as to the interest of the WPG Fund in meeting with the Management Team. The WPG Fund expressed a willingness to meet with members of the Management Team to discuss a possible transaction.

  On September 3, 1997, the Management Team contacted the management of the WPG Fund to engage in preliminary discussions regarding a possible transaction. The parties met on September 8, 1997 and on a number of days subsequent thereto to discuss the Company's operations, strategy and prospects. During this period and up until the execution of the Merger Agreement, the WPG Fund conducted certain due diligence investigations.

  On September 19, 1997, the Management Team and management of the WPG Fund met with two stockholders of the Company, George Rubin and Morry F. Rubin, who, in the aggregate, own approximately 24 percent of the Shares on a fully diluted basis, in their capacity as stockholders of the Company (the "Stockholders"), to discuss the terms of a potential transaction and to discuss a possible stockholders agreement (the "Stockholders Agreement"), pursuant to which, for a period of time ending upon the earlier of the date of the consummation of the Merger and the date that would be one year from the date of the Stockholders Agreement, (i) the Stockholders would grant Parent an irrevocable proxy to vote that number of the Stockholders' Shares that equals
14.99 percent of the outstanding Shares of the Company (the "Proxy Shares") in favor of the potential transaction contemplated by the WPG Fund, (ii) the Stockholders would give Parent the right to receive all consideration above $12.00 per Share received by the Stockholders with respect to all of the Stockholders' Shares and options or other rights to acquire Shares in the event that the Company is acquired by a party other than the WPG Fund or its affiliates at a price above $12.00 per Share, (iii) the Stockholders would enter into severance agreements on and as of the date of the Merger (which severance agreements are more fully described in Section 9), and (iv) Parent would negotiate a merger agreement in good faith and use its commercially reasonable efforts to consummate the Merger on mutually acceptable terms.

  A number of other meetings and discussions took place among the Management Team, the Stockholders and the management of the WPG Fund from September 22, 1997 through October 16, 1997.

  On October 17, 1997, the Stockholders entered into the Stockholders Agreement with Parent. On the same day, the WPG Fund delivered to the Board of Directors of the Company its proposal (the "WPG Proposal") to purchase all outstanding Shares for $12.00 per Share, and the Company publicly announced that it had received an offer relating to an acquisition of all outstanding Shares of the Company at $12.00 per Share.

  On October 20, 1997, the Board of Directors of the Company appointed a special committee (the "Special Committee") comprised of the two independent directors, Julia S. Heckman and Richard S. Greenberg, and empowered the Special Committee to, among other things, evaluate and review the WPG Proposal, to negotiate the terms of the WPG Proposal with the WPG Fund and to recommend action to the full Board of Directors of the Company, all on behalf of, and in furtherance of the best interests of, the non-affiliated stockholders of the Company. The Board of Directors of the Company also empowered the Special Committee to engage such advisors (including legal and financial advisors) as it deemed necessary, and reaffirmed the previously granted indemnity agreement in favor of Ms. Heckman and Mr. Greenberg. The Special Committee commenced review and analysis of the proposed form of merger agreement initially prepared by legal counsel for the WPG Fund and the terms of the merger as well as the terms of the Stockholders Agreement and the Severance Agreements. On October 23, 1997, the Special Committee orally retained its independent legal counsel. Such retention was subsequently confirmed by written agreement dated October 27, 1997. During the week of October 27, 1997, in consultation with its legal counsel, the Special Committee initiated discussions and negotiations concerning the terms of the proposed merger agreement and on October 28 and 29, 1997, interviewed several prospective financial advisors. On October 31, 1997, the Special Committee orally engaged Lehman Brothers Inc. ("Lehman Brothers") to render an opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders by affiliates of the WPG Fund and to assist in the Special Committee's negotiations with respect to the proposed transaction. The Special Committee's engagement of Lehman Brothers was subsequently formalized by a written engagement letter dated November 12, 1997. During the week of November 3, 1997, the Special Committee, in consultation with its legal and financial advisors, prepared its initial comments concerning the terms and conditions of the proposed merger agreement. Negotiations with respect thereto began during the week of November 10 and continued through the date of the execution of the Merger Agreement on November 26, 1997. The Special Committee took note of the fact that the Rubins desired to terminate their investment in the Company and that the Management Team wished to assume a more significant role in the management of the Company. On November 12, 1997, the Special Committee met with Lehman Brothers to discuss Lehman Brothers' preliminary analysis and assessment of the financial aspects of the WPG Proposal and the draft merger agreement proposed by the WPG Fund's legal advisors. During the week of November 17, 1997, the Special Committee conferred on numerous occasions with its legal counsel and Lehman Brothers concerning the WPG proposal and the terms of the draft merger agreement initially proposed by legal counsel to the WPG Fund and, through its legal advisors and Lehman Brothers, negotiated with the WPG Fund's legal advisors.

  At a meeting of the Special Committee held on November 26, 1997, the Special Committee, with the assistance of its independent legal counsel, considered and discussed the terms and conditions of the Merger Agreement which reflected changes made in response to their negotiations with the WPG Fund and its legal counsel and received the final report of Lehman Brothers. At the November 26 meeting, the Special Committee (i) received the opinion of Lehman Brothers to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger Agreement is fair to the Company's stockholders from a financial point of view, and (ii) resolved to recommend to the full Board of Directors that the Company enter into a transaction with the WPG Fund on the terms set forth in the Merger Agreement.

  At a meeting of the Board of Directors of the Company held immediately after the Special Committee meeting, the Special Committee gave its report to the full Board of Directors and made its recommendation to approve the transaction with the WPG Fund on the terms set forth in the Merger Agreement.

  On November 26, 1997, by unanimous vote, after disclosure by the Stockholders of their interests in the Offer and the Merger, including the Stockholders Agreement and the Severance Agreements contemplated thereby, and the receipt of the positive recommendation of the Special Committee, the full Board of Directors of the Company adopted resolutions approving the Merger Agreement, Offer and the Merger. The Company's Board of Directors also adopted resolutions (i) determining that the terms of the Offer and the Merger are fair to, adequate, and in the best interest of the Company's stockholders and
(ii) recommending that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  Purpose. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent currently intends, as soon as practicable following consummation of the Offer, to propose and seek to consummate the Merger. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer. Pursuant to the Merger, each then outstanding Share (other than Shares owned by the Offeror, Parent or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by the stockholders who properly perfect any appraisal rights under the
DGCL) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Offeror pursuant to the Offer. Upon the acceptance for payment of 50.1% of the Shares by the Offeror, the Offeror will have certain rights to designate a majority of the directors on the Company's Board of Directors. See "The Merger Agreement--Board of Directors" in Section
13. The Company has agreed that, upon the acceptance for payment of 50.1% of the Shares, the directors comprising the Special Committee will remain on the Company's Board of Directors and the Offeror will designate three additional directors to sit on the Board. Additionally, pursuant to the Severance Agreements, on and as of the date of the Merger, the Stockholders will resign their positions as officers of the Company. Further, the Offeror, Parent and the WPG Fund intend that, from the date of the Merger, the members of the Management Team will remain employed by and serve as officers of the Company and that certain members of the Management Team will be entitled to purchase equity in the Surviving Corporation.

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Offeror does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

  Except as otherwise described in this Offer to Purchase, the Offeror and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. THE MERGER AGREEMENT.

  The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Obligations of the Parties to Effect the Merger," the Offeror will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest.

  Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has unanimously approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Offeror) is generally required to approve the Merger. If the Offeror acquires, through the Offer or otherwise, voting power with respect to a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Offeror were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

  The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, such parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Offeror owns at least 90% of the outstanding Shares, the Offeror could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  Conditions to the Obligations of the Parties to Effect the Merger. The Merger Agreement provides that the obligation of the parties to effect the Merger is subject to the satisfaction of certain conditions, including the following: (a) if required by applicable law, the Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of a majority of the Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Company, the Offeror and Parent shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; (c) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer; and (d) the applicable waiting period under the HSR Act shall have expired or been terminated.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company:

    (1) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

    (2) by Parent or the Company if (i) the Merger shall not have been consummated on or before June 30, 1998; provided; however, that neither Parent nor the Company may terminate the Merger Agreement under the foregoing clause (2)(i) if such party shall have materially breached the Agreement or (ii) if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided; however, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

    (3) by the Company if, prior to the consummation of the Offer, any person has made a bona fide proposal relating to an Acquisition Proposal (as defined below), or has commenced a tender or exchange offer for the Shares, and the Board of Directors of the Company concludes, consistent with its fiduciary duties and after the receipt of advice from such Delaware counsel as may be appointed by the Board of Directors, that such proposal if consummated would be a Superior Proposal (as defined below);

    (4) by Parent if, prior to the consummation of the Offer, the Board of Directors of the Company shall have (i) failed to recommend to the stockholders of the Company that they accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement (the "Stockholder Acceptance"), (ii) withdrawn or materially modified its approval or recommendation of the Merger Agreement, the Offer or the Merger, (iii) shall have approved or recommended a Superior Proposal (as defined below), (iv) shall have resolved to effect any of the foregoing or
  (v) shall have otherwise taken steps to impede the Stockholder Acceptance;

    (5) by Parent, if prior to the consummation of the Offer, there has been a material violation or breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement (which violation or breach is not cured by the Company, within ten days after written notice reasonably describing such breach); or

    (6) by the Company, if prior to the consummation of the Offer, there has been a material violation or breach by Parent or the Offeror of any representation, warranty, covenant or agreement contained in the Merger Agreement (which violation or breach is not cured by Parent or the Offeror within ten days after written notice reasonably describing such breach; provided, however, that the obligation under the Offer and the Merger Agreement pursuant to which the Offeror shall, and Parent shall cause the Offeror to accept for payment, and pay for, all shares validly tendered and not withdrawn pursuant to the Offer that the Offeror becomes obligated to accept for payment, and pay for, pursuant to the Offer promptly (and in no event later than five days) after the expiration of the Offer, shall have no cure period).

  Acquisition Proposals. The Merger Agreement provides that, from the date thereof until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall not, and shall not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) to, directly or indirectly, solicit or initiate any discussions or negotiations with any corporation, partnership, person or other entity or group (each, a "Person"), concerning any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal as defined below. Information may be provided in response to a bona fide inquiry subject to the confidentiality agreement referred to below, and negotiations may be conducted in response to such inquiry. Upon having received a bona fide proposal that the Board of Directors of the Company, consistent with its fiduciary duties and after the receipt of advice from such Delaware counsel as may be appointed by the Board of Directors concludes if consummated would be a Superior Proposal, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend the Superior Proposal or terminate the Merger Agreement pursuant to clause 3 under "Termination of the Merger Agreement" above and shall promptly notify Parent in writing of any such determination. For five (5) business days after Parent has been informed of the above conclusion with respect to such Superior Proposal, Parent shall have the right to match (the "Counterproposal") the economic value of any such Superior Proposal. The Company shall negotiate in good faith with respect to such Counterproposal. Any information furnished to any Person in connection with an Acquisition Proposal shall be provided pursuant to a confidentiality agreement in customary form on terms not more favorable to such Person than the terms contained in the confidentiality agreement, dated as of November 5, 1997, between Parent and the Company. Subject to all of the foregoing requirements, the Company will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal and immediately notify Parent of all material terms of any proposal which it may receive in respect of any such Acquisition Proposal, including the identify of the Person making the Acquisition Proposal or the request for information, if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with such a third party, including immediately reporting any material changes to the terms and conditions thereof. The Merger Agreement defines "Acquisition Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the

Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated thereby. For purposes of the Merger Agreement, "Superior Proposal" means any bona fide written offer made by a third party that is either fully financed or with respect to which a highly confident and/or a commitment letter from a financial institution of adequate sophistication and capitalization has been issued to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines (after consultation with a nationally recognized investment bank) to be economically superior to the transaction contemplated by the Merger Agreement.

  The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the Merger Agreement and as described above, withdraw or modify, or propose to withdraw or modify its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

  Fees and Expenses. The Merger Agreement provides that, in the event that (i) the Merger Agreement is terminated pursuant to clause 3 or 4 under "Termination of the Merger Agreement" above, or (ii) any person (other than Parent or any of its affiliates) shall have consummated an Acquisition Proposal within twelve months following the termination of the Offer at a value at or above $12 per share, then the Company shall pay to Parent, in the case of an event under clause (i) above, promptly upon any such termination, and, in the case of an event under clause (ii) above, at the time of any such consummation, a termination fee of $4.5 million (the "Termination Fee"); provided, that in no event shall the aggregate payment by the Company of fees and expenses as described below and of the Termination Fee under such clause of the Merger Agreement exceed $6.0 million.

  The Merger Agreement also provides that, in addition to any other amounts which may be payable or become payable pursuant to the above paragraph, in the event that the Merger Agreement is terminated for any reason other than a material breach by Parent or the Offeror, the Company shall promptly reimburse Parent or the Offeror, as the case may be, upon receipt of reasonably satisfactory supporting documentation, for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all Governmental Entities, banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to Parent and its affiliates), whether incurred prior to, on or after the date thereof, in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement, and the financing thereof up to a maximum of $2.5 million. Except as otherwise specifically provided for in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses.

  The Merger Agreement provides that the prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

  Conduct of Business by the Company. The Merger Agreement provides that, except as contemplated by the Merger Agreement or as expressly agreed to in writing by Parent, during the period from the date of the Merger Agreement until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and, subject to its obligations under clause (d) under "--Options; Warrants" below, use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in the Merger Agreement, (y) required by law, or
(z) set forth on Schedule 6.01 to the Merger Agreement, the Company will not, and will cause its subsidiaries not to, without the consent of Parent, which shall not be unreasonably withheld: (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries (except, in each case, for normal annual salary increases and cost of living increases for the benefit of officers and employees of the Company with positions below the level of vice president) or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice); (ii) incur any indebtedness for borrowed money in excess of $500,000, other than in consultation with Parent; (iii) expend funds for individual capital expenditures in excess of $50,000 or $2,000,000 in the aggregate for any 12-month period (to be apportioned pro-rata over any period less than 12 months), other than in consultation with Parent; (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice; (v) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(vi) other than in connection with options and warrants outstanding as of the date hereof, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than issuances upon exercise of Options or Warrants (as defined herein); (vii) amend its Certificate of Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company; (viii) make or agree to make any acquisition of assets which is material to the Company and its subsidiaries, taken as a whole, except for (1) purchases of inventory in the ordinary course of business, (2) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $50,000 per annum or (3) project-related expenditures which, individually, do not exceed $250,000; or (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid.

  Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, 50.1% of the Shares by the Offeror pursuant to the Offer, the Offeror shall be entitled to designate, subject to compliance with Section 14(f) of the Exchange Act, a majority of the directors on the Company's Board of Directors, and the Company shall, at such time, take all such action needed to cause the Offeror's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

  Options; Warrants. The Merger Agreement provides that (a) the Company shall amend its (i) ATC Group Services Inc. 1988 Incentive and Non-Statutory Stock Option Plan, ATC Group Services Inc. 1993 Incentive and Non-Statutory Stock Option Plan, ATC Group Services Inc. 1995 Nonqualified Stock Option Plan, and any other program pursuant to which there are holders of Options to purchase Shares granted by the Company (collectively, the "Stock Option Plans") to provide that all outstanding, unexercised Options shall be immediately exercisable and that if the optionees do not exercise their unexercised Options, each optionee shall receive, in settlement of each Option held by such optionee, a "cash amount" (less any applicable withholding taxes) with respect to the number of previously unexercised Shares underlying the Option immediately prior to the effectiveness of the Merger. The Company shall use its commercially reasonable efforts to amend the Stock Option Plans to provide that each Option shall terminate as of the effectiveness of the Merger. The cash amount payable for each Option shall equal the product of (i) the Merger Consideration minus the exercise price per Share of each such Option and (ii) the number of previously unexercised Shares covered by each such option; (b) except as may be otherwise agreed to by Parent or the Offeror and the Company, the Company's Stock Option Plans shall terminate as of the effectiveness of the Merger and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the effectiveness of the Merger; and (c) the Company shall use its commercially reasonable efforts so that following the effectiveness of the Merger no holder of Options will have any right to receive Shares upon exercise of an Option.

  Pursuant to the terms of (i) the Warrant Agreement, dated October 15, 1990, relating to 568,207 Class C Redeemable Common Stock Purchase Warrants, (ii) warrant agreements relating to 490,500 warrants issued pursuant to the merger between the Company and Aurora Environmental Inc. and (iii) the Consulting Agreement, dated March 14, 1997, relating to 35,000 warrants issued to First Montauk Securities Corp., the Company has issued Warrants (collectively, the "Warrants") to certain persons. The holders of the Warrants shall be entitled either to exercise their Warrants for Shares in accordance with the applicable agreement under which such Warrants were issued and tender such Shares in the Offer or upon execution and delivery to the Company of a cancellation agreement in form and substance reasonably satisfactory to the Company, to receive from the Company at the Effective Time a cash amount equal to the product of (i) the Merger Consideration minus the exercise price per share of each such Warrant and (ii) the number of unexercised Shares covered by each such Warrant.

  The Merger Agreement, however, provides that, notwithstanding anything to the contrary in clauses (a) through (d), if it is determined that compliance with any of the actions described in such clauses would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Options or Warrants held by such individual will be canceled or purchased, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option or Warrant multiplied by the number of Shares subject thereto, and the parties to the Merger Agreement will cooperate so as to achieve the intent of the foregoing without giving rise to such profit recovery.

  Indemnification and Insurance. In the Merger Agreement, Parent and the Offeror have agreed that all rights to indemnification for acts or omissions occurring prior to the effectiveness of the Merger that are in existence as of the date of the Merger Agreement in favor of the current or former directors, officers, employees, fiduciaries or agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws or contractual arrangements shall survive the Merger and shall continue in full force and effect in accordance with their terms. In the Merger Agreement, Parent and Offeror have agreed that the Company shall, and from and after the Effective Time, the Surviving Corporation and Parent shall, indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments, fines or amounts that are paid in settlement in connection with any pending, threatened or actual claim, action, suit, proceeding or investigation based in whole or in part or arising in whole or part out of the fact that such person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the fullest extent permitted by applicable law (and the Company, the Surviving Corporation, and Parent, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable law). The Merger Agreement provides that in determining whether an Indemnified Party is entitled to indemnification, if requested by such Indemnified Party such determination shall be made by special, independent counsel selected by the Surviving Corporation and Parent and reasonably approved by the Indemnified Party, and who has not otherwise performed services for the Surviving Corporation, Parent or their respective affiliates within the last three years. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain Squadron, Ellenoff, Plesent & Sheinfeld, LLP or other counsel reasonably satisfactory to the Company (or the Surviving Corporation after the Effective
Time), and the Company (or, after the Effective Time, the Surviving Corporation and Parent) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as promptly as statements therefor are received; and (ii) the Company (or, after the Effective Time, the Surviving Corporation and Parent) will use all reasonable best efforts to assist in the vigorous defense of any such matter; provided, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the relevant provisions of the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or, after the Effective Time, the Surviving Corporation and Parent) (but the failure so to notify shall not relieve a party from any liability which it may have under such provisions except to the extent such failure prejudices such party's position with respect to such claims) and shall deliver to the Company (or, after the Effective Time, the Surviving Corporation and Parent) the undertaking contemplated by Section 145(e) of the DGCL, but without any requirement for the posting of the bond. The Indemnified Parties as a group may retain one law firm (plus local counsel, if necessary) to represent them with respect to each such matter unless the use of the counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Company, the Surviving Corporation or Parent, as the case may be) and satisfactory to the Company, the Surviving Corporation or Parent, as the case may be, may be retained by the Indemnified Parties at the cost and expense of the Company, the Surviving Corporation or Parent, as the case may be. The Merger Agreement provides that the Company and the Offeror agree that the foregoing rights to indemnification, (including provisions relating to advances of expenses) incurred in defense of any action or suit existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time; provided, however that all rights to indemnification, including rights relating to advances of expenses, in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Furthermore, the Merger Agreement provides that the provisions with respect to indemnification set forth in the Certificate of Incorporation or Bylaws of the Surviving Corporation shall not be amended for a period of six years following the Effective Time to the extent that such amendment would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

  Pursuant to the Merger Agreement, the Company (or, after the Effective Time, the Surviving Corporation and Parent) shall indemnify any Indemnified Party against all reasonable costs and expenses (including attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in the Merger Agreement relating to the enforcement of such Indemnified Party's rights under the Merger Agreement or under the documents referred to above, but only to the extent that such Indemnified Party is ultimately determined to be entitled to indemnification under the Merger Agreement and other documents referred to above. Any amounts due pursuant to the preceding sentence shall be payable upon request by the Indemnified Party.

  Pursuant to the Merger Agreement, Parent will, for a period of six years from the effectiveness of the Merger, unless Parent agrees in writing to guarantee the indemnification obligations set forth above, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy except that, to the extent that such coverage is not obtainable at less than or equal to 225% of the current per annum cost, Parent will be obligated to purchase only so much coverage as may then be obtained for such amount.

  The Merger Agreement provides that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers all or substantially all of its properties to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company and the Surviving Corporation, as the case may be, shall assume the indemnification obligations set forth in the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Offeror's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of the directors of the Company not designated by Parent or Offeror is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, or extend the time for performance of the Offeror's and Parent's respective obligations under the Merger Agreement.

14. DIVIDENDS AND DISTRIBUTIONS.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Offeror or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Offeror or Parent for any breach of the Merger Agreement, including termination thereof.

  If, on or after November 26, 1997, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company stock options or warrants, then, subject to the provisions of Section 15, the Offeror, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after November 26, 1997, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Offeror or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 15, (a) the Offer Price may, in the sole discretion of the Offeror, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Offeror, be exercised for the benefit of the Offeror, in which case the proceeds of such exercise will promptly be remitted to the Offeror. Pending such remittance and subject to applicable law, the Offeror will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Offeror in its sole discretion.

15. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer unless (i) the Minimum Condition and the Financing Condition shall have been satisfied and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

    (a) there shall be any action or proceeding commenced by any Governmental Entity which has a reasonable likelihood of success and which if decided adversely to the Company, would have a material adverse effect on the Company (i) challenging the acquisition by Parent or the Offeror of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Offeror any damages that are material in relation to the Company and its subsidiaries taken as a whole,
  (ii) seeking to prohibit or impose any material limitations on Parent's or the Offeror's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets, or to compel Parent or the Offeror or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Offeror, or render the Offeror unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Offeror or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse effect on the Company;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of any applicable waiting period under the HSR Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred any events after the date of the Merger Agreement that, either individually or in the aggregate, have caused or are reasonably likely to cause a material adverse change with respect to the Company other than a change resulting from the announcement of the Offer or the Merger;

    (d) (i) the Board of Directors of the Company or any committee thereof shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (see "The Merger Agreement--Acquisition Proposals" in Section 13);

    (e) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer except for such breaches that would not have, individually or in the aggregate, a material adverse effect on the Company;

    (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement except for such breaches that would not have, individually or in the aggregate, a material adverse effect on the Company;

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

    (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the armed forces of the United States that materially and adversely affects the financial markets in the United States, (iv) any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (i) the Company shall fail to receive the proceeds of financing pursuant to the financing letters set forth on Schedule 5.06 of the Merger Agreement or involving such other financing sources, as Parent and the Company shall reasonably agree and are not materially more onerous, in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation (i) to pay, with respect to all Common Stock in the Merger, the Offer Price pursuant to the Merger Agreement, (ii) to refinance certain outstanding indebtedness of the Company, (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof and (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit.

  The foregoing conditions are for the sole benefit of Parent and the Offeror, may be asserted by Parent or the Offeror regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Offeror not in violation of the Merger Agreement) and may be waived by Parent or the Offeror in whole or in part at any time and from time to time in the sole discretion of Parent or the Offeror, subject in each case to the terms of the Agreement. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS.

  On or about November 5, 1997, a summons and complaint were filed in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Court") on behalf of Irv Richter, as plaintiff (the "Richter Complaint"). The Richter Complaint names the Company and the members of the Company's Board of Directors as defendants. On or about November 12, 1997, another summons and complaint were filed in the Delaware Court on behalf of Joseph I. Peters, as plaintiff (the "Peters Complaint" and, together with the Richter Complaint, the "Complaints"). The Peters Complaint names the Company, the members of the Company's Board of Directors, Weiss, Peck & Greer LLC and WPG Fund as defendants. Both complaints challenge the Offer. Both complaints seek class action status on behalf of the stockholders of the Company and contain essentially the same allegations that the Offer Price is inadequate and unfair and that the defendants have breached their fiduciary duties to the plaintiffs and other stockholders of the Company. The plaintiffs seek among other things, to enjoin or set aside the transactions contemplated by the Offer or compensatory damages. The defendants have received extensions of time from the plaintiffs to respond to the Complaints. The Company believes the allegations contained in both Complaints are meritless and intends to defend both actions vigorously.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  U. S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by the WPG Fund of a Premerger Notification and Report Form with respect to the Offer, unless the WPG Fund receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. The WPG Fund made such a filing on December 4, 1997 and, accordingly, the initial waiting period will expire at 11:59 P.M. on December 19, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC request additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or to the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. Neither the Offeror nor any of its affiliates (as such term is defined in Section 203 of the DGCL) became an Interested Stockholder prior to approval of the transaction by the Board of Directors of the Company. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

  Other State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

  Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  BTAB is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent and the Offeror in connection with the proposed acquisition of the Shares. BTAB will not receive a fee for its services as Dealer Manager in connection with the Offer. Parent and the WPG Fund have jointly and severally agreed to reimburse BTAB for its out-of-pocket expenses related to its engagement, including the fees and expenses of its counsel, and have jointly and severally agreed to indemnify BTAB against certain liabilities and expenses, including under the federal securities laws.

  The Offeror has retained MacKenzie Partners, Inc. as Information Agent, and Bankers Trust Company, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the

Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

  The Offeror and Parent have filed with the Commission a Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Acquisition Corp.

December 4, 1997

                                                                        ANNEX I

  CERTAIN INFORMATION CONCERNING THE MANAGING MEMBERS OF WPG PARTNERS II, THE
   GENERAL PARTNERS OF THE WPG OVERSEAS FUND AND THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE OFFEROR

  1. MANAGING MEMBERS OF WPG PARTNERS II. Set forth below are the name, current business address, citizenship, present principal occupation or employment and five-year employment history of each managing member of WPG Partners II. Each person was designated in April 1997. Each person named below is a citizen of the United States of America. Each persons' business address is c/o Weiss Peck & Greer, L.L.C., One New York Plaza, New York, New York, 10004.

                             PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
  NAME                   AGE    POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
  ----                   --- ----------------------------------------------------------
Steven N. Hutchinson....  48      Managing Member. Steven N. Hutchinson has been a
                                  principal of WPG, an investment management
                                  company that sponsors the WPG Fund and the WPG
                                  Overseas Fund, since 1993. Prior to that time,
                                  Mr. Hutchinson served in numerous positions,
                                  including vice president and director, at The
                                  Hillman Company, a privately-owned investment
                                  firm. Mr. Hutchinson serves as a director of
                                  Centennial Resources, Inc., CoreSource, Inc. and
                                  Michael Alan Designs.
Wesley W. Lang..........  40      Managing Member. Wesley W. Lang has been a
                                  principal of WPG since 1985. Prior to joining
                                  WPG, Mr. Lang was employed by Manufacturers
                                  Hanover Trust Company, where he specialized in
                                  acquisition financing. He serves as a director
                                  of Chyron Corporation, Color Associates, Inc.,
                                  Dollar Financial Group, Meridian Aggregates
                                  Company, Powell Plant Farms, Inc. and Tire
                                  Kingdom, Inc.

  2. MANAGING MEMBERS OF WPG PARTNERS II (OVERSEAS). Unless otherwise indicated, for each person identified below all information concerning the citizenship, current business address, present principal occupation or employment and five-year employment history of such person is the same as the information given above. Each person was designated in April 1997.

                             PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
  NAME                   AGE    POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
  ----                   --- ----------------------------------------------------------
Steven N. Hutchinson....  48      Managing Member.
Wesley W. Lang..........  40      Managing Member.

  3. DIRECTORS AND EXECUTIVE OFFICERS OF WPG CDA V (OVERSEAS). Unless otherwise indicated, for each person identified below all information concerning citizenship, current business address, present principal occupation or employment and five-year employment history of such person is the same as the information given above. Each person was elected in April 1997.

                             PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
  NAME                   AGE    POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
  ----                   --- ----------------------------------------------------------
Patrick Keating.........  30      Director. Patrick Keating has been employed
 BankAmerica Trust and            since April 1995 as a Trust Officer at
 Banking Corporation              BankAmerica Trust and Banking Corporation
 (Cayman) Limited, Box            (Cayman) Limited ("BankAmerica). BankAmerica is
 192, Grand Cayman                a Cayman Islands corporation which provides
 Island, British West             trust and administration services to WPG CDA V
 Indies                           (Overseas) pursuant to a contract. Prior to
                                  joining BankAmerica, Mr. Keating was an
                                  Accountant at Irish Life Assurance PLC from June
                                  1994 to April 1995 and a Senior Auditor at
                                  Coopers & Lybrand in Ireland from October 1990
                                  to May 1994. Mr. Keating is a citizen of
                                  Ireland.
Philip Greer............  61      Director. Philip Greer co-founded WPG in 1970
 c/o Weiss, Peck &                and is currently its Senior Managing Principal.
 Greer, L.L.C., One New           He currently serves as a director of Federal
 York Plaza, New York,            Express Corporation, Network Computing Devices,
 New York 10004                   Robert Mondavi Corporation, Precept Software,
                                  Inc. and Newstar Inc. Mr. Greer is a citizen of
                                  the United States of America.
Wesley W. Lang..........  40      President.
Steven N. Hutchinson....  48      Secretary.

  4. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Unless otherwise indicated, for each person identified below all information concerning the citizenship, current business address, present principal occupation or employment and five-year employment history for such person is the same as the information given above. Each person was elected in October 1997.

                             PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
  NAME                   AGE    POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
  ----                   --- ----------------------------------------------------------
Steven N. Hutchinson....  48      Director and President.
Nora E. Kerppola........  32      Director and Secretary. Nora E. Kerppola has
                                  been a principal of WPG Private Equity Partners
                                  II, L.P., an affiliate of WPG Partners II, since
                                  January 1994. Prior to that time, Ms. Kerppola
                                  was employed as a private equity investor at
                                  Investor International (U.S.), a subsidiary of
                                  Sweden's Wallenberg Group since January 1990.
                                  Prior to that time, Ms. Kerppola was an
                                  associate in the Investment Banking Department
                                  of Credit Suisse First Boston Corporation. Ms.
                                  Kerppola serves as a director of Dollar
                                  Financial Group and Powell Plan Farms, Inc. Ms.
                                  Kerppola is a citizen of Finland.
Tania R. Cochran........  25      Director and Treasurer. Tania R. Cochran has
                                  been an associate at Weiss, Peck & Greer, L.L.C.
                                  since August 1997. Prior to that time, Ms.
                                  Cochran was employed as an analyst at J.P.
                                  Morgan & Co., Inc. since July 1994. Ms. Cochran
                                  is a citizen of the United States of America.

  5. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, for each person identified below all information concerning the age, citizenship, current business address, present principal occupation or employment and five-year employment history for such person is the same as the information given above. Each person was elected in October 1997.

                             PRINCIPAL OCCUPATION OR EMPLOYMENT DURING PAST FIVE YEARS,
  NAME                   AGE    POSITIONS WITH THE OFFEROR AND CERTAIN DIRECTORSHIPS
  ----                   --- ----------------------------------------------------------
Steven N. Hutchinson....  48      Director and President.
Nora E. Kerppola........  32      Director and Secretary.
Tania R. Cochran........  25      Director and Treasurer

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                             BANKERS TRUST COMPANY

        By Mail:              By Overnight or                By Hand:
                                  Courier:

 BT Services Tennessee,    BT Services Tennessee,     Bankers Trust Company
          Inc.                      Inc.                Corporate Trust &
  Reorganization Unit        Corporate Trust &             Agency Group
    P.O. Box 292737             Agency Group           Attn: Reorganization
  Nashville, Tennessee      Reorganization Unit             Department
       37229-2737         648 Grassmere Park Road       Receipt & Delivery
                            Nashville, Tennessee              Window
                                   37211              123 Washington Street,
                                                            1st Floor
                                                        New York, New York
                                                              10006

 Facsimile Transmission    Confirm by Telephone:           Information:
        Number:                (615) 835-3572             (800) 735-7777
     (615) 835-3701

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                      The Dealer Manager for the Offer is:

                          BT ALEX. BROWN INCORPORATED
                         130 LIBERTY STREET, 30TH FLOOR
                            NEW YORK, NEW YORK 10006
                         (212) 250-2500 (CALL COLLECT)

                    The Information Agent for the Offer is:



                                    [LOGO]
                                   MACKENZIE
                                PARTNERS, INC.

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                           (800) 322-2885 (TOLL-FREE)